UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) June 8, 2017

NEVADA CANYON GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55600	46-5152859
(State or other jurisdiction of incorporation)	(Commission File number)	(IRS Employer Identification No.)

316 California Ave., Suite 543, Reno, NV 89509

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (888) 909-5548

(Former name or former address, if changed since last report.)

Copies to:

Brunson Chandler Jones, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

Phone: (801) 303-5730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Exploration Lease and Option to Purchase Agreement

On June 7, 2017, the Nevada Canyon Gold Corp. (“NCG”) entered into an Exploration Lease and Option to Purchase Agreement (the “Agreement”) with Goodsprings Development LLC, a Nevada limited liability corporation on the Garfield Flats Project,, consisting of 12 claims, (240 acres) located in sections 27 and 28 of T 7 N, R 32 E, Mineral County, Nevada about 18 miles southeast of the town of Hawthorne. (the “Property”).

The term of the Agreement commences on June 7, 2017 and continues for ten (10) years, subject to NCG’s right to extend the Agreement for two (2) additional terms of ten (10) years each, and subject to NCG’s option to purchase the Property.

Full consideration of the Agreement consists of the following: an initial cash payment of $15,000.00 that was paid upon the execution of the agreement on June 7, 2017, $15,000.00 to be paid on the first anniversary of the effective date, $20,000.00 to be paid on the second and third anniversary of the effective date, $25,000.00 to be paid on the fourth and fifth anniversary of the effective date, $40,000.00 to be paid on the sixth anniversary of the effective date and any succeeding anniversary of the Effective Date. NCG has the exclusive option and right to acquire 100% ownership of the Property (the “Option”). The purchase price of the Property shall be Three Hundred Thousand Dollars ($300,000.00) (the “Purchase Price”). The annual payments paid by NCG to Goodsprings Development LLC, shall not be applied or credited against the Purchase Price.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Exploration Lease and Option to Purchase Agreement, dated June 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA CANYON GOLD CORP.

By:	/s/ Jeffrey Cocks
Jeffrey Cocks
President and Chief Executive Officer

Date:	June 8, 2017